AMENDMENT NO. 2 TO THE

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 12, 2013 by and among 1st United Bancorp, Inc., a business corporation organized and operating under the laws of the State of Florida (the “Company”), 1st United Bank, a commercial bank organized and operating under the laws of the State of Florida (the “Bank”), and John Marino, an individual residing at 14662 Rolling Rock Place, Wellington, FL 33414 (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve the Company in the capacities of President and Chief Operating Officer and the Bank in the capacities of Chief Operating Officer and Chief Financial Officer; and

WHEREAS, the Company, the Bank and the Executive entered into an Employment Agreement dated March 4, 2004, as amended and/or restated on January 1, 2007, December 18, 2008, December 20, 2011, January 24, 2012 and July 23, 2013 (the “Agreement”), and the parties desire to amend the Agreement; and

WHEREAS, the Executive is willing to continue to serve the Company and the Bank on the terms and conditions set forth in the Agreement as amended by this Amendment;

NOW, THEREFORE, in consideration of the Executive’s continued employment and the mutual covenants herein contained, the Company, the Bank and the Executive hereby agree that the terms of the Agreement are hereby modified and, to the extent inconsistent with the terms of the Agreement, superseded as follows:

1.                  Amendment to Agreement. Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 4.            Cash Compensation. In consideration for the services to be rendered by the Executive hereunder, the Company and/or the Bank, in such combination thereof as may be agreed by the Boards of Directors of the Company and the Bank, shall pay to the Executive a salary at an initial annualized rate of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes. Commencing on the first day of the calendar month subsequent to the later to occur of (a) the day that the Company and the Bank have consolidated total assets of at least $150 million, and (b) the last day of the month during which the Company achieves its first month of profitability on a consolidated basis, the Executive’s salary shall be automatically increased to a minimum annual rate of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes. Effective January 1, 2012, the Executive’s salary shall be increased to a minimum annual rate of THREE HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($315,000), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes. At least annually after the time that the salary is increased to $315,000 or more and thereafter during the Employment Period, the Board of Directors of the Bank and/or the Company, or the Compensation Committees thereof, shall review the Executive’s annual rate of salary and may, in its or their discretion, approve an increase therein; provided, however, that the Executive’s annual rate of salary shall at all times during the Employment Period be equal to ninety percent (90%) of the highest annual rate of salary paid by the Company and/or Bank during such fiscal year to one of its “Named Executive Officers” (as defined by the Securities and Exchange Commission (“SEC”) in Item 402(a)(3) of its Regulation S-K, or any successor regulation) (such highest annual rate of salary being hereinafter referred to as the “Highest Executive Salary”). In no event shall the Executive’s annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent, which consent may be withheld in the Executive’s sole discretion. In addition to his base salary, beginning with the fiscal quarter of the Company during which the Company achieves its first month of profitability on a consolidated basis, and for each fiscal quarter thereafter, the Executive shall be paid additional cash compensation (the “Cash Incentive Compensation”) equal to the product of (i) two percent (2%) of the Company’s consolidated net income before taxes for each such fiscal quarter (excluding extraordinary items as defined in APB #30 (or any successor bulletin) and excluding restructuring charges and other integration and reorganization expenses and charges relating to mergers, acquisitions or transactions of similar effect) for financial reporting purposes, multiplied by (ii) the total percentage of achievement of the Corporate Performance Measure as determined by the Compensation Committee in accordance with Exhibit D hereto for the applicable fiscal quarter, but in no event shall the total Cash Incentive Compensation payable to the Executive with respect to any fiscal year exceed the amount of the Highest Executive Salary for such fiscal year. In the event that the period for which the Cash Incentive Compensation payable to the Executive is less than a full fiscal quarter (e.g., where the effective date of termination of this Agreement is not as of the end of a quarter), the amount of Cash Incentive Compensation payable to the Executive shall be calculated by multiplying the Cash Incentive Compensation to which the Executive would have been entitled for such fiscal quarter (had he been employed for the entire quarter) by a fraction, the numerator of which is the number of days during such fiscal quarter up to and including the effective date of termination, and the denominator of which is the number of days in such fiscal quarter. Seventy-five percent (75%) of such Cash Incentive Compensation shall be paid by the Company to the Executive quarterly, within forty-five (45) days after the end of each such calendar quarter. The remaining twenty-five percent (25%) of the Cash Incentive Compensation calculated with respect to each fiscal quarter shall be held back by the Company and the Bank and shall be subject to a clawback based on a comparison of the total net Cash Incentive Compensation that would have been earned if the calculation were made on an annual basis as opposed to the quarterly calculations; the held-back amount shall be paid to the Executive within thirty (30) days after the Company has filed its Annual Report on Form 10-K (the “Form 10-K”) with the SEC with respect to the fiscal year in question, unless such net annual calculation results in a lower number than the sum of the positive quarterly calculations, in which event the held-back amount payable at such time shall be reduced by the amount of such difference. In addition to the foregoing salary and Cash Incentive Compensation, the Executive may receive other cash compensation from the Company and/or the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Boards may determine from time to time. The term “Cash Compensation” shall mean the total of the Executive’s salary, the Cash Incentive Compensation and any other cash compensation paid to the Executive pursuant to the immediately preceding sentence, unreduced by any 401(k) plan elective deferrals. The term “Compensation” shall mean the aggregate of all taxable compensation of any nature whatsoever unless clearly indicated to the contrary in the context so used.

2.                  Amendment to Exhibits. Exhibit D attached hereto is hereby added to the Agreement.

3.                  Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Agreement except as otherwise expressly provided in this Amendment.

4.                  Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment as if fully stated herein.

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IN WITNESS WHEREOF, the Company and the Bank have caused this Amendment No. 2 to Third Amended and Restated Employment Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

1st UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Name:	Rudy E. Schupp
Title:	Chief Executive Officer

1st UNITED BANK

By:	/s/ Rudy E. Schupp
Name:	Rudy E. Schupp
Title:	Chief Executive Officer

EXECUTIVE

/s/ John Marino
John Marino

Exhibit D

Quarterly Cash Incentive Bonus for Founding FUBC NEOs

Corporate Performance Measure (100%)

I. Financial Performance (75%):

a. Adjusted pre-tax net income budget achievement (50% weight of the 75%)

b. Non-performing asset (uncovered assets)/total assets ratio compared to the benchmark group mean (20% weight of the 75%)

c. Net interest margin compared to benchmark group mean (20% weight of the 75%)

d. Efficiency ratio to benchmark group mean (10% weight of the 75%)

II. Operational Performance (25%):

a. Annual bank safety and soundness examination rating for the calendar year (75% weight of the 25%)

b. Special area examination results – FDIC loss share, BSA, CRA, IT (25% weight of the 25%)